                                                                      Exhibit 12

                  Rural Cellular Corporation and Subsidiaries
           Ratio of Earnings to Fixed Charges and Preferred Dividends
                             (Dollars in Thousands)

                                                   Historical                                               Pro Forma
                      ---------------------------------------------------------------------   -------------------------------------

                                                                      Three Months               Year Ended         Three Months
                                Year Ended December 31               Ended March 31              December 31       Ended March 31
                      ----------------------------------------  ---------------------------   ----------------  -------------------
                       1993     1994     1995    1996    1997       1997           1998       1997(1)  1997(2)  1998(3)     1998(4)
                      -------  -------  ------  ------  ------  ------------   ------------   -------  -------  -------     -------
FIXED CHARGES:
Interest on debt      $   622  $ 1,195  $1,365  $  281  $6,065  $    215       $   2,410     $   138   $24,940  $  270     $ 6,448
Interest capitalized        -        -       -       -     137         -               -         137       137       -           -
Amortization of debt
  financing costs           -        -       -       -      19         -              47          19       961      47         240
                      -------------------------------------------------------------------------------------------------------------
Total fixed charges       622    1,195   1,365     281   6,221       215           2,457         294    26,038     317       6,688

Preferred
  dividends(5)              -        -       -       -       -         -               -      23,698    23,698   5,925       5,925
                      -------------------------------------------------------------------------------------------------------------
Total fixed charges
  and preferred
  dividends           $   622  $ 1,195  $1,365  $  281  $6,221  $    215       $   2,457     $23,992   $49,736  $6,242     $12,613
                      -------------------------------------------------------------------------------------------------------------
                      -------------------------------------------------------------------------------------------------------------
EARNINGS:
Consolidated net
  income (loss)       $(2,220) $   610  $  790  $3,477 $(1,266) $    (40)      $  (2,066)    $ 4,593  $(13,018) $   74     $(2,860)

Consolidated
  provision (benefit)
  for income taxes          -     (486)    575     200       -         -               -           -         -       -           -
Fixed charges less
  interest
  capitalized             622    1,195   1,365     281   6,084       215           2,457         157    25,901     317       6,688
                      -------------------------------------------------------------------------------------------------------------
                      $(1,598) $ 1,319  $2,730  $3,958 $ 4,818  $    175       $     391     $ 4,750  $ 12,883  $  391     $ 3,828
                      -------------------------------------------------------------------------------------------------------------
                      -------------------------------------------------------------------------------------------------------------
Ratio of earnings to
  fixed charges and
  preferred dividends     n/a     1.10    2.00   14.09    0.77      0.81            0.16        0.20      0.26    0.06        0.30

Earnings deficiency   $   976      n/a     n/a     n/a     n/a       n/a             n/a         n/a       n/a     n/a         n/a

(1) Includes the historical operations of the Company and gives effect to the following as if they occurred as of January 1, 1997: (i) the MRCC Acquisitions, (ii) the Exchangeable Preferred Stock Offering, and (iii) the temporary repayment of $120.6 million of the Existing Credit Facility.

(2) Includes the historical operations of the Company and gives effect to the following as if they occurred as of January 1, 1997: (i) the MRCC Acquisitions, (ii) the Exchangeable Preferred Stock Offering, (iii) the Notes Offering, (iv) the borrowings under the New Credit Facility, (v) the repayment in full and termination of the Existing Credit Facility, and (vi) the Atlantic Acquisition.

(3) Includes the historical operations of the Company and gives effect to the following as if they had occurred as of January 1, 1998: (i) the Exchangeable Preferred Stock Offering and (ii) the temporary repayment of $120.6 million of the Existing Credit Facility.

(4) Includes the historical operations of the Company and gives effect to the following as if they had occurred as of January 1, 1998: (i) the Exchangeable Preferred Stock Offering, (ii) the Notes Offering, (iii) the borrowings under the New Credit Facility, (iv) the repayment in full and termination of the Existing Credit Facility, and (v) the Atlantic Acquisition.

(5) Preferred dividends are reflected on a pretax basis at a 40% effective tax rate.